EXHIBIT 2.1

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

This First Amendment to the Agreement and Plan of Merger, is made and entered into as of August 31, 2015 (this “Amendment”), by and among Exor N.V., a Dutch public limited liability company (naamloze vennootschap) (“Parent”), Pillar Ltd., a Bermuda exempted company and a wholly owned subsidiary of Parent (“Merger Sub”), and PartnerRe Ltd., a Bermuda exempted company (“PRE”).

W I T N E S S E T H:

WHEREAS, Parent, Merger Sub, PRE, and, solely with respect to Sections 4.01 to 4.05, 6.13 and Section 9.13 thereof, EXOR S.p.A., a società per azioni organized under the laws of the Republic of Italy, are parties to the Agreement and Plan of Merger, dated as of August 2, 2015 (the “Merger Agreement”).

WHEREAS, the parties to this Amendment may amend the Merger Agreement in accordance with Section 8.03 of the Merger Agreement;

WHEREAS, the parties to this Amendment desire to amend certain provisions of the Merger Agreement, as more fully set forth in this Amendment; and

WHEREAS, the board of directors of each of PRE, Parent and Merger Sub has approved and authorized this Amendment.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein, the parties hereto agree as follows:

1.             Amendment to Section 6.12. Section 6.12 of the Merger Agreement is hereby amended by adding a new Section 6.12(d), as follows:

“(d) At or as soon as reasonably practicable following the Effective Time, Parent shall use its commercially reasonable efforts to obtain an opinion of Paul, Weiss, counsel to Parent, substantially in either (i) the form attached hereto as Exhibit D, if PRE receives a Ruling prior to the Closing Date or (ii) the form attached hereto as Exhibit E, if PRE does not receive a Ruling prior to the Closing Date, providing that from the consummation of the Merger until the consummation of either the Exchange Offer or the Alternate Exchange Offer, as applicable, the Surviving Company Preferred Shares will not be treated as “fast-pay stock” (within the meaning of Treasury Regulations Section 1.7701(l)-3(b)(2)).”

2.             General Provisions.

(a)             Merger Agreement Remains in Effect. This Amendment, including the exhibits attached hereto, shall be effective as of the date set forth in the preamble to this Amendment.

(b)             Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic-mail shall be as effective as delivery of a manually executed counterpart of any such Agreement.

(c)             Governing Law; Consent to Jurisdiction; Venue. Sections 9.08 and 9.09 of the Merger Agreement shall apply to this Amendment, mutatis mutandis.

(d)             Except as specifically amended by this Amendment, all provisions of the Merger Agreement shall remain in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parent, Merger Sub and PRE have caused this Amendment to be executed as of the date first written above.

EXOR N.V.

By:	/s/ Marco Benaglia
Name: Marco Benaglia
Title: Director

PILLAR LTD.

By:	/s/ Marco Benaglia
Name: Marco Benaglia
Title: Director

PARTNERRE LTD.

By:	/s/ David Zwiener
Name: David Zwiener
Title: President and Chief Executive Officer

EXHIBIT D

FORM OF TAX OPINION

212 373 3000

212 757 3990

www.paulweiss.com

___________, 2015

PartnerRe Ltd.

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Ladies and Gentlemen:

We have acted as tax counsel to PartnerRe Ltd., a Bermuda exempted company (“PartnerRe”), in connection with the proposed exchange offer (the “Exchange Offer”) wherein PartnerRe intends to offer to exchange each of its Series D Preferred, Series E Preferred, and Series F Preferred shares (collectively, the “Surviving Company Preferred Shares” or, before the consummation of the Merger, the “PRE Preferred Shares”) for a new series of preferred shares (the “Exchange Securities”). This Exchange Offer is contemplated by the Agreement and Plan of Merger by and among EXOR N.V., Pillar Ltd., PartnerRe Ltd. and solely with respect to Sections 4.01 to 4.05, Section 6.13 and 9.13, EXOR S.p.A., dated as of August 2, 2015, as amended by the First Amendment to Agreement and Plan of Merger, dated as of [●] (the “Merger Agreement).” Following the Merger but before the consummation of the Exchange Offer, holders of the Surviving Company Preferred Shares will hold shares that are eligible to participate in the Exchange Offer. PartnerRe has obtained a private letter ruling from the Internal Revenue

Service, dated [●] (the “Private Letter Ruling”), to the effect that the Surviving Company Preferred Shares [will not be fast-pay stock]. This opinion is being furnished to you pursuant to Section 6.12(d) of the Merger Agreement. All capitalized terms used herein have their respective meanings set forth in the Merger Agreement unless otherwise stated.

In rendering the opinion expressed herein, we have reviewed copies of the Merger Agreement and the Private Letter Ruling. We also have made such other investigations of fact and law and have examined such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion expressed herein.

In our examination of documents, we have assumed, with your consent, that: (i) all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof; (ii) all such documents have been or will be duly executed to the extent required; (iii) all representations and statements set forth in such documents are true and correct; (iv) any representation or statement made as a belief or made “to the knowledge of,” or similarly qualified is correct and accurate without such qualification; and (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

Furthermore, we have assumed, with your consent, the accuracy of the representations contained in the Tax Certificate from PartnerRe dated the date hereof. These representations relate to the transactions contemplated by the Merger Agreement, including the Exchange Offer, and the characterization of the Exchange Securities as not fast-pay stock under the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated thereunder.

Fast-pay stock is defined in Treasury Regulation Section 1.7701(l)-3(b)(2) as stock structured such that dividends paid on the stock are economically “a return of the holder’s investment (as opposed to only a return on the holder’s investment).” Treas. Reg. § 1.7701(l)-3(b)(2)(i) (emphasis added). Unless clearly demonstrated otherwise, stock is presumed to be fast-pay stock if either it is structured to have a dividend rate that is reasonably expected to decline, or it is issued for an amount that exceeds, by more than a de minimis amount, the amount at which the holder can be compelled to dispose of the stock. A fast-pay arrangement is defined in Treasury Regulation Section 1.7701(l)-3(b)(1) as any arrangement in which a corporation has fast-pay stock outstanding for any part of its taxable year.

The obligation to undertake the Exchange Offer was included in the Merger Agreement principally as an inducement for the holders of PRE Preferred Shares to encourage the PRE Board to enter into the Merger Agreement. The Exchange Securities being offered in exchange for the Surviving Company Preferred Shares have increased dividend rates, a dividend blocker as contemplated by the Merger Agreement, and five years of call protection, but otherwise have the same terms as the Surviving Company Preferred Shares.

Based upon and subject to the foregoing, and in consideration of all the facts and circumstances, we are of the opinion that the Surviving Company Preferred Shares will not be fast-pay stock following the consummation of the Merger and before the consummation of the Exchange Offer.

This opinion is given as of the date hereof and is based on various Code provisions, Treasury Regulations promulgated under the Code and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any variation or difference in the facts from those set forth in the Merger Agreement and the Private Letter Ruling may affect the conclusions stated herein.

We express no opinion as to any federal income tax issue or other matter except that set forth above. By rendering this opinion, we do not undertake to advise you with respect to any other matter or of any change in such laws or facts or in the interpretations of such laws which may occur after the date hereof.

Very truly yours,

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

EXHIBIT E

FORM OF TAX OPINION

212 373 3000

212 757 3990

www.paulweiss.com

___________, 2015

PartnerRe Ltd.

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Ladies and Gentlemen:

We have acted as tax counsel to PartnerRe Ltd., a Bermuda exempted company (“PartnerRe”), in connection with the proposed exchange offer (the “Alternate Exchange Offer”) wherein PartnerRe intends to offer to exchange each of its Series D Preferred, Series E Preferred, and Series F Preferred shares (collectively, the “Surviving Company Preferred Shares” or, before consummation of the Merger, the “PRE Preferred Shares”) for a new series of preferred shares (the “Alternate Exchange Securities”). This Alternate Exchange Offer is contemplated by the Agreement and Plan of Merger by and among EXOR N.V., Pillar Ltd., PartnerRe Ltd. and solely with respect to Sections 4.01 to 4.05, Section 6.13 and 9.13, EXOR S.p.A., dated as of August 2, 2015, as amended by the First Amendment to Agreement and Plan of Merger, dated as of [●] (the “Merger Agreement).” Following the Merger but before the consummation of the Alternate Exchange Offer, holders of the Surviving Company Preferred Shares will hold shares that are eligible to participate in the Alternate Exchange Offer. This opinion is being furnished to you pursuant to Section 6.12(d) of the Merger Agreement. All capitalized terms used herein have their respective meanings set forth in the Merger Agreement unless otherwise stated.

In rendering the opinion expressed herein, we have reviewed a copy of the Merger Agreement. We also have made such other investigations of fact and law and have examined such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion expressed herein.

In our examination of documents, we have assumed, with your consent, that: (i) all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof; (ii) all such documents have been or will be duly executed to the extent required; (iii) all representations and statements set forth in such documents are true and correct; (iv) any representation or statement made as a belief or made “to the knowledge of,” or similarly qualified is correct and accurate without such qualification; and (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

Furthermore, we have assumed, with your consent, the accuracy of the representations contained in the Tax Certificate from PartnerRe dated the date hereof. These representations relate to the transactions contemplated by the Merger Agreement, including the Alternate Exchange Offer, and the characterization of the Alternate Exchange Securities as not fast-pay stock under the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated thereunder.

Fast-pay stock is defined in Treasury Regulation Section 1.7701(l)-3(b)(2) as stock structured such that dividends paid on the stock are economically “a return of the holder’s investment (as opposed to only a return on the holder’s investment).” Treas. Reg. § 1.7701(l)-3(b)(2)(i) (emphasis added). Unless clearly demonstrated otherwise, stock is presumed to be fast-pay stock if either it is structured to have a dividend rate that is reasonably expected to decline, or it is issued for an amount that exceeds, by more than a de minimis amount, the amount at which the holder can be compelled to dispose of the stock. A fast-pay arrangement is defined in Treasury Regulation Section 1.7701(l)-3(b)(1) as any arrangement in which a corporation has fast-pay stock outstanding for any part of its taxable year.

The obligation to undertake the Alternate Exchange Offer was included in the Merger Agreement principally as an inducement for the holders of PRE Preferred Shares to encourage the PRE Board to enter into the Merger Agreement. The Alternate Exchange Securities being offered in exchange for the Surviving Company Preferred Shares will have a dividend blocker as contemplated by the Merger Agreement and five years of call protection, but otherwise have the same terms as the Surviving Company Preferred Shares. We note that as further incentive to encourage the PRE Board to enter into the Merger Agreement, all holders of record of PRE Preferred Shares as of the Effective Time also received an inducement payment from Parent Guarantor equal to their pro rata share, determined in accordance with their PRE Preferred Percentage

Interest, of approximately $42.7 million, which is the entire amount of 100 basis points of additional dividend payments for five years on all PRE Preferred Shares.

Based upon and subject to the foregoing, and in consideration of all the facts and circumstances, we are of the opinion that the Surviving Company Preferred Shares will not be fast-pay stock following the consummation of the Merger and before the consummation of the Alternate Exchange Offer.

This opinion is given as of the date hereof and is based on various Code provisions, Treasury Regulations promulgated under the Code and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any variation or difference in the facts from those set forth in the Merger Agreement may affect the conclusions stated herein.

We express no opinion as to any federal income tax issue or other matter except that set forth above. By rendering this opinion, we do not undertake to advise you with respect to any other matter or of any change in such laws or facts or in the interpretations of such laws which may occur after the date hereof.

Very truly yours,

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP